Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2012 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--March 11, 2013--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2012. Revenues for the quarter were $0.5 million, compared to $5.4 million for the same period in 2011. Net income for the fourth quarter was $3.0 million, which resulted from a non-cash gain on XenoPort’s litigation settlement with Glaxo Group Limited (GSK), compared to a net loss of $16.9 million for the same period in 2011. At December 31, 2012, XenoPort had cash and cash equivalents and short-term investments of $139.0 million.

XenoPort Business Updates

Since the beginning of the fourth quarter of 2012:

  XenoPort and GSK announced that they had terminated their collaboration agreement concerning Horizant® (gabapentin enacarbil) Extended-Release Tablets under which GSK held commercialization rights and certain development rights in the United States. The termination and transition agreement also released all claims and resolved all pending litigation between the parties. During a transition period that will end on April 30, 2013, GSK will continue to exclusively commercialize, promote, manufacture and distribute Horizant in the United States. Following the transition period, XenoPort will assume all responsibilities for the further development, manufacturing and commercialization of Horizant in the United States.
  As part of the termination and settlement, GSK purchased $40.0 million of common stock of XenoPort, or 4,031,212 shares at an average price of $9.923 per share. Such shares were purchased in two tranches at a 12.5% premium to the average of the closing price of XenoPort common stock during a ten-trading-day period prior to each tranche.
  XenoPort completed enrollment in its Phase 3 pivotal trial of arbaclofen placarbil (AP) as a potential treatment for spasticity in patients with multiple sclerosis (MS).
  XenoPort announced favorable preliminary results from a Phase 1 clinical trial in healthy adults designed to assess the pharmacokinetics (PK), safety and tolerability of single doses of four different oral formulations of XP23829, a novel fumaric acid ester compound that is a prodrug of monomethyl fumarate (MMF). The trial demonstrated that administration of XP23829 resulted in the expected levels of MMF in the blood. XP23829 was generally well-tolerated in the trial.
  XenoPort initiated a Phase 1, multiple ascending dose clinical trial of XP23829 designed to determine the safety and steady-state PK profile of XP23829 in once-per-day and twice-per-day formulations.
  XenoPort also initiated a Phase 1 radiolabeled XP23829 clinical trial in healthy subjects designed to establish the metabolism and disposition of XP23829.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “The reacquisition of Horizant represents an exciting opportunity for XenoPort and will mark the transition of the company into a commercial entity. We look forward to educating key stakeholders about the benefits and risks of Horizant starting May 1. We are working to finalize a focused commercial plan intended to grow the Horizant business in a cost efficient manner while maintaining flexibility to potentially expand our commercial efforts. Meanwhile, we are awaiting our Phase 3 AP clinical trial results in the second quarter. Assuming positive results, we would target the submission of a New Drug Application (NDA) in the United States for AP for the treatment of spasticity for patients with MS or spinal cord injury by the end of this year.”

Dr. Barrett continued, “We are equally excited about our progress on XP23829. Our first clinical trial provided the type of positive results we expected, and we are looking forward to receiving the results of two additional Phase 1 trials and of 13-week toxicology studies by mid-year. With these data in hand, we hope to speak to regulatory authorities about potential development paths in several indications, including relapsing-remitting multiple sclerosis (RRMS) and psoriasis. We are looking forward to reporting our progress later in 2013.”

XenoPort Fourth Quarter and Year-End 2012 Financial Results

Revenues for the fourth quarter and year ended December 31, 2012 were $0.5 million and $21.6 million, respectively, compared to $5.4 million and $43.5 million for the same periods in 2011. The decrease in revenues for the fourth quarter and year ended December 31, 2012 compared to the same periods in 2011 were primarily due to the receipt and recognition of a $5.0 million milestone payment associated with the acceptance of the supplemental NDA for the management of PHN in the fourth quarter of 2011 and a $30.0 million contingent payment associated with the first commercial sale of Horizant in the United States in the second quarter of 2011, partially offset by the receipt and recognition of a $10.0 million milestone payment for the approval of Regnite® (gabapentin enacarbil) Extended-Release Tablets for RLS in Japan in the first quarter of 2012 and a $10.0 million contingent payment associated with the approval of Horizant for the management of PHN in the second quarter of 2012. Net sales for Horizant for the fourth quarter and year ended 2012 as recorded by GSK were $2.1 million and $6.5 million, respectively.

Research and development expenses for the fourth quarter of 2012 were $10.6 million, compared to $12.5 million for the same period in 2011. The decrease in research and development expenses for the fourth quarter of 2012 was primarily due to decreased personnel costs resulting primarily from decreased headcount and decreased development activities for XP21279. Research and development expenses for 2012 were $42.9 million, compared to $43.8 million for 2011. The decrease in research and development expenses for 2012 compared to 2011 was principally due to decreased net costs for XP21279, partially offset by increased net costs for AP and XP23829 development activities.

Selling, general and administrative expenses were relatively constant at $7.4 million for the fourth quarter of 2012, compared to $6.9 million for the same period in 2011. Selling, general and administrative expenses were $30.2 million for 2012, compared to $30.4 million for 2011.

As a result of the termination and transition agreement with GSK that resolved all pending litigation between the parties, XenoPort recorded a non-cash gain on litigation settlement of $20.5 million in the fourth quarter of 2012, which resulted in a profitable quarter.

Net income for the fourth quarter of 2012 was $3.0 million, compared to a net loss of $16.9 million for the same period in 2011. Net income per basic and diluted share was $0.07 for the fourth quarter of 2012, compared to a net loss per basic and diluted share of $0.48 for the same period in 2011. Net loss for 2012 was $30.8 million, compared to a net loss of $33.4 million in 2011. Net loss per basic and diluted share was $0.78 for 2012, compared to a net loss per basic and diluted share of $0.94 for 2011.

Financial Guidance

XenoPort announced that it expects the net use of cash for 2013 to be in the range of $100 million to $110 million (net use of cash is the difference between the anticipated balances of cash and cash equivalents plus short-term investments at 12/31/13 and the actual balances at 12/31/12).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 19426152.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 19426152.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant is our first approved product in the United States. GSK holds commercialization rights for Horizant in the United States during a transition period ending on April 30, 2013, following which XenoPort will be responsible for the further development, manufacturing and commercialization of Horizant. Regnite is approved and is being marketed in Japan. Astellas Pharma Inc. holds all development and commercialization rights for Regnite in Japan and five other Asian countries. XenoPort holds all other world-wide rights to gabapentin enacarbil. XenoPort's pipeline of product candidates includes potential treatments for patients with spasticity, Parkinson's disease and RRMS.

To learn more about XenoPort, please visit the company Website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to GSK’s future activities during the transition period with respect to Horizant; XenoPort’s future development, manufacturing and commercialization activities with respect to Horizant following such transition period; growing the Horizant business in a cost-efficient manner and potentially expanding XenoPort’s commercial efforts; the release of AP clinical data and the timing and results thereof; the potential submission of an NDA for AP for the treatment of spasticity and the timing thereof; XenoPort’s future clinical development programs for XP23829, including potential indications for development; the therapeutic and commercial potential of XenoPort’s product candidates; the suitability of AP as a treatment of spasticity; the suitability of XP23829 as a treatment for RRMS, psoriasis or other potential indications; and XenoPort’s expected net cash usage for 2013. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “assume,” “expects,” “hope,” “intends,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s lack of commercialization experience and its ability to establish, or contract with third parties to establish, sales, marketing, distribution, supply chain and other sufficient capabilities to assume responsibility for and to market and sell Horizant following the transition period with respect to Horizant; XenoPort’s ability to successfully market and sell Horizant following the transition period, including its ability to obtain appropriate pricing and reimbursement for Horizant in an increasingly challenging environment, and whether any such sales will be sufficient to outweigh the costs of establishing and maintaining sales, marketing, distribution, supply chain and other capabilities; XenoPort’s ability to comply with applicable regulatory guidelines and requirements with respect to the marketing and manufacturing of Horizant or with Horizant post-marketing commitments or requirements mandated by the FDA; XenoPort’s need for additional funding and the risk that XenoPort could utilize its available capital resources sooner than it expects; the uncertainty of the FDA approval process and other regulatory requirements; the uncertain results and timing of clinical trials; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertain therapeutic and commercial value of XenoPort’s product candidates; and risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the Securities and Exchange Commission on October 25, 2012, and in future filings and reports by XenoPort, including its Annual Report on Form 10-K for the year ended December 31, 2012. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XNPT2F

Horizant, Regnite and XENOPORT are registered trademarks of XenoPort, Inc.

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	December 31,	December 31,
	2012	2011

Current assets:
Cash and cash equivalents	$36,134	$25,386
Short-term investments	102,868	69,056
Right to the Horizant business	13,557	-
Prepaids and other current assets	2,529	3,010
Total current assets	155,088	97,452
Property and equipment, net	1,528	3,921
Restricted investments and other assets	2,432	2,663
Total assets	$159,048	$104,036
Liabilities:
Current liabilities	$13,771	$13,530
Noncurrent liabilities	15,067	15,371
Total liabilities	28,838	28,901
Stockholders’ equity (deficit):
Common stock	47	35
Additional paid-in capital and other	581,763	495,886
Accumulated deficit	(451,600)	(420,786)
Total stockholders’ equity	130,210	75,135
Total liabilities and stockholders’ equity	$159,048	$104,036

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Net revenue from unconsolidated joint operating activities	$-	$5,000	$10,000	$ 35,000
Collaboration revenue	378	378	11,515	8,515
Royalty revenue	109	-	109	-
Total revenues	487	5,378	21,624	43,515
Operating expenses (gains):
Research and development*	10,600	12,512	42,947	43,788
Selling, general and administrative*	7,422	6,888	30,244	30,427
Gain on litigation settlement	(20,499)	-	(20,499)	-
Restructuring charges	-	2,923	-	2,923
Total operating expenses (gains)	(2,477)	22,323	52,692	77,138
Income (Loss) from operations	2,964	(16,945)	(31,068)	(33,623)
Interest and other income	78	59	254	243
Net income (loss)	$3,042	$(16,886)	$(30,814)	$ (33,380)
Basic and diluted net income (loss) per share	$0.07	$(0.48)	$(0.78)	$ (0.94)
Shares used to compute basic net income (loss) per share	45,296	35,482	39,434	35,400
Shares used to compute diluted net income (loss) per share	46,501	35,482	39,434	35,400

* Includes employee non-cash stock-based compensation as follows:
Research and development	$1,321	$1,199	$ 4,364	$5,208
Selling, general and administrative	1,821	2,219	7,917	9,180
Total	$3,142	$3,418	$ 12,281	$14,388

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com